Exhibit 99.1
Adverum Biotechnologies Reports Third Quarter 2023 Financial Results and Pipeline Highlights
- Announced preliminary aflibercept protein levels from the on-going Phase 2 LUNA trial, suggesting that both doses are within the therapeutically active range and consistent with aflibercept levels observed in the OPTIC trial -
- Reported OPTIC long-term follow-up data demonstrating that patients continue to experience substantial, long-term benefit from Ixo-vec through 3 years of follow-up -
- Initial Phase 2 LUNA efficacy and safety data anticipated in Q4 2023 -
- Cash runway projected into 2025 -

REDWOOD CITY, Calif., November 9, 2023 - Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the third quarter ended September 30, 2023.

“In our OPTIC presentation at AAO, we’ve built upon our industry leading dataset in wet AMD gene therapy,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “Patients who have received a single intravitreal injection of Ixo-vec continue to receive benefit through three years of follow-up, including maintenance of vision, durability of anatomical improvements and sustained reduction in anti-VEGF treatment burden, with half of the patients remaining entirely free of injections. Our first data presented from the LUNA trial, reported during the third quarter, reinforced what we’ve learned from both the ongoing OPTIC extension trial and our nonclinical NHP data, and suggests that both the 2E11 and 6E10 vg/eye doses of Ixo-vec produce aflibercept levels that are associated with significant clinical activity. We look forward to presenting our initial safety and efficacy data from our ongoing LUNA trial during the fourth quarter, and ultimately to bringing the potential of this transformative therapy to patients with wet AMD.”

Recent Pipeline Highlights:
•Aflibercept Protein Level Data from Ongoing LUNA Phase 2 Trial:
◦In September 2023, the company announced aflibercept protein data suggesting that Ixo-vec at the 2E11 and 6E10 doses deliver similar levels of aflibercept that are both within the therapeutically active range based on OPTIC and non-human primate data.
•Long-Term Ixo-vec OPTIC Trial Data at AAO 2023:
◦In November 2023, the company announced 3-year data from the OPTIC extension study of patients with wet AMD during the Retina Subspecialty Day at the American Academy of Ophthalmology (AAO) 2023 Annual Meeting in San Francisco, California.
◦Patients in the OPTIC extension trial continue to experience long-term benefit from Ixo-vec through 3 years of follow-up, including maintenance of vision, durability of anatomical improvements and sustained reduction in anti-VEGF treatment burden.
◦Patients at the 2E11 dose had an 84% reduction in annualized anti-VEGF injections, with 53% of the participants at the 2E11 dose receiving zero supplemental injections through three years.

◦Aflibercept protein levels have been sustained through follow-up, which is up to 4.5 years post-treatment.
◦BCVA was maintained and CST was improved through 3 years.
◦Ixo-vec was generally well tolerated with the most common adverse event of dose-dependent inflammation that was responsive to topical corticosteroids.
•Scientific Meeting Presentations: In October 2023, Adverum showcased non-clinical data in two presentations at the European Society of Cell and Gene Therapy 2023 Annual Meeting.
◦Oral Presentation Title: Dose-dependent inflammation signatures following Ixo-vec administration in non-human primates
◦Poster Presentation Title: Functional and molecular evaluation of IVT AAV gene therapy vectors for the treatment of GA

Corporate Updates:
•Appointment of Andrew Ramelmeier, Ph.D. as Chief Technology Officer: In August 2023, the company announced the appointment of Dr. Andrew Ramelmeier, as Chief Technology Officer, to lead Adverum’s technology and operations organization, including process and assay development for Ixo-vec. Dr. Ramelmeier has over three decades of experience in drug development, clinical and commercial CMC, and quality controls for gene and cell therapy products.
•Appointment of C. David Nicholson, Ph.D. to Board of Directors: In November 2023, the company announced the appointment of C. David Nicholson, Ph.D., as an independent member of its Board of Directors, effective November 3, 2023. Dr. Nicholson brings over forty years of pharmaceutical experience, a proven track record in drug development, and deep experience in ophthalmology, most recently as chief research and development officer at Allergan.

Anticipated Milestones
•Q4 2023: LUNA preliminary efficacy and safety data.
•Mid-2024: Additional LUNA data, including the 26-week interim analysis.

Financial Results for the Three Months Ended September 30, 2023
•Cash, cash equivalents and short-term investments were $117.1 million as of September 30, 2023, compared to $185.6 million as of December 31, 2022. Adverum expects the September 30, 2023 cash position to fund operations into 2025.
•Research and development expenses were $20.7 million for the three months ended September 30, 2023, compared to $23.8 million for the same period in 2022. Research and development costs decreased due to lower compensation, material production and bioanalytics expenses, partially offset by higher facilities related expenses. Stock-based compensation expense included in research and development expenses was $1.2 million for the third quarter of 2023.
•General and administrative expenses were $13.8 million for the three months ended September 30, 2023, compared to $17.2 million for the same period in 2022. General and administrative costs decreased due to reversal of sublease income in prior year and lower compensation expense, partially offset by higher professional services expense. Stock-based compensation expense included in general and administrative expenses was $3.2 million for the third quarter of 2023.

•Net Loss was $32.9 million, or $0.33 per basic and diluted share, for the three months ended September 30, 2023, compared to $40.1 million, or $0.40 per basic and diluted share, for the same period in 2022.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is a VEGF driven advanced form of AMD affecting approximately 10% of patients living with AMD associated with the build-up of fluid in the macula and the retina. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease, and incidence of nAMD in the second eye is up to 42% in the first two to three years. The current standard of care requires frequent life-long repeated bolus injections of anti-VEGF in the eye. IVT gene therapy has the promise to preserve vision and reduce most or all injections for the life of the patient by delivering stable therapeutic levels of anti-VEGF to control macular fluid.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the potential benefits of Ixo-vec in the treatment of wet AMD, the design of the LUNA trial, and anticipated preliminary and interim efficacy and safety data from the LUNA trial. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate, Investor and Media Inquiries
Adverum Biotechnologies, Inc.
E: ir@adverum.com

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30	December 31
	2023	2022
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$105,366	$68,431
Short-term investments	11,716	117,158
Prepaid expenses and other current assets	7,514	5,006
Total current assets	124,596	190,595
Property and equipment, net	15,497	34,927
Operating lease right-of-use asset	52,757	78,934
Restricted cash	2,650	2,503
Deposit and other long-term assets	1,270	1,413
Total assets	$196,770	$308,372

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,170	$2,238
Accrued expenses and other current liabilities	16,362	16,767
Lease liability, current portion	10,324	13,241
Total current liabilities	28,856	32,246
Lease liability, net of current portion	65,200	93,561
Other noncurrent liabilities	-	1,047
Total liabilities	94,056	126,854
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	999,319	985,651
Accumulated other comprehensive loss	(552)	(1,531)
Accumulated deficit	(896,063)	(802,612)
Total stockholders' equity	102,714	181,518
Total liabilities and stockholders' equity	$196,770	$308,372
(1) Derived from Adverum's annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.
Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

License revenue	$—	$—	$3,600	$—

Operating expenses:
Research and development	20,740	23,849	62,398	77,078
General and administrative	13,789	17,188	39,035	46,117
Total operating expenses	34,529	41,037	101,433	123,195
Operating loss	(34,529)	(41,037)	(97,833)	(123,195)
Other income, net	1,661	923	4,437	1,450
Net loss before income taxes	(32,868)	(40,114)	(93,396)	(121,745)
Income tax provision	(17)	(17)	(55)	(55)
Net loss	(32,885)	(40,131)	(93,451)	(121,800)
Net loss per share — basic and diluted	$(0.33)	$(0.40)	$(0.93)	$(1.23)
Weighted-average common shares outstanding - basic and diluted	100,999	99,475	100,693	99,027